Exhibit 5.1

April 3, 2024
CHS Inc.
5500 Cenex Drive
Inver Grove Heights, MN 55077

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

I am the Executive Vice President and General Counsel of CHS Inc., a Minnesota cooperative corporation ("CHS"). I am delivering this opinion in connection with the registration under the Securities Act of 1933, as amended, of $200,000,000 of deferred compensation obligations ("Deferred Compensation Obligations") of CHS. The Deferred Compensation Obligations will be offered to eligible employees and directors of CHS and its participating affiliates under the CHS Inc. Deferred Compensation Plan, as amended and restated (the "Plan"). This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated by the Securities and Exchange Commission in connection with the Registration Statement on Form S-8 that relates to the proposed offering of the Deferred Compensation Obligations pursuant to the Plan (the "Registration Statement").

I have examined such documents and have reviewed such questions of law as I have considered necessary and appropriate for the purposes of the opinions set forth below. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to my opinions, I have relied upon certificates of officers of CHS and of public officials.

Based on the foregoing, I am of the opinion that the Deferred Compensation Obligations, when created in accordance with the terms of the Plan, will be valid and binding obligations of CHS, except as limited by (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

To the extent that the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), pertain to provisions of the Plan, such provisions comply with the ERISA requirements.

My opinions expressed above are limited to the laws of the State of Minnesota and the federal laws of the United States of America.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Kind regards,

/s/ Brandon Smith
Brandon Smith
Executive Vice President and General Counsel
CHS Inc.